Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925

FOR IMMEDIATE RELEASE                                      INTERNET: http://www.walgreens.com

WALGREEN CO. NAMES CEO JEFFREY A. REIN CHAIRMAN AND

GREGORY D. WASSON PRESIDENT; ANNOUNCES RETIREMENT

OF CHAIRMAN DAVID W. BERNAUER AND OTHER EXECUTIVE PROMOTIONS

    DEERFIELD, Ill., April 12, 2007 - Walgreen Co. (NYSE, NASDAQ: WAG) today announced President and CEO Jeffrey A. Rein will become chairman, effective July 11, 2007, replacing David W. Bernauer, who is retiring at that time from the board of directors. Rein will retain his CEO title.

Replacing Rein as president and chief operating officer effective May 1 is Gregory D. Wasson, currently Walgreen Co. executive vice president and president of Walgreens Health Services (WHS), the company’s managed care division.

Trent E. Taylor, currently Walgreens executive vice president and chief information officer, will replace Wasson on May 1 as president of WHS. The moves are part of Walgreens long-term succession planning.

    Additionally, the company announced that Kermit R. Crawford, executive vice president for WHS, has been promoted from a Walgreen Co. vice president to a senior vice president, effective April 11. Also, Denise K. Wong, currently divisional vice president of retail applications, will replace Taylor on May 1 as vice president and chief information officer.

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    "We’re fortunate to have such a strong base of talented, long-service folks who are ready to move into key positions," said Rein. "We’re also grateful for Dave Bernauer’s continued involvement in the industry as chairman of the National Association of Chain Drug Stores, beginning later this month."

    Bernauer, 62, started with the company 40 years ago as a pharmacist in 1967 after graduating from North Dakota State University. After holding various store management positions, he became a district manager in 1979 and a store operations vice president in 1987.

    Bernauer was promoted to vice president and treasurer in 1990, vice president of purchasing and merchandising in 1992, vice president and chief information officer in 1994 and senior vice president and CIO in 1996. He was elected president and chief operating officer in January 1999, president and CEO in January 2002 and chairman and CEO in 2003.

    Rein, 55, a pharmacist, earned his accounting degree in 1974 and his pharmacy degree in 1980 from the University of Arizona in Tucson. He joined Walgreens as an assistant manager in 1982 and was promoted to store manager in 1984, district manager in 1990, divisional vice president and treasurer in 1996 and vice president of marketing systems and services in 2000. He was named executive vice president of marketing in 2001 and promoted to president and chief operating officer in 2003. In July 2006, he added CEO duties to his responsibilities.

    "Jeff’s proven leadership over the past four years as president and, most recently, CEO will serve him well as he takes over the company’s chairmanship," said Bernauer. "Most importantly, Jeff started working in the stores and knows the impact that decisions can have on their operations."

    Wasson, 48, joined Walgreens in 1980 as a pharmacy technician while a student at Purdue University's school of pharmacy, where he graduated in 1981. He managed several Houston stores before being promoted to district manager in 1986.

    Wasson became a regional vice president of store operations in 1999 and Walgreen Co. vice president and executive vice president of Walgreens Health Initiatives, the company’s

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pharmacy benefit manager (PBM), in 2001. He was promoted to president of Walgreens Health Initiatives in 2002, named a Walgreen Co. senior vice president in 2004 and promoted to an executive vice president in 2005.

    "Combined with his 21 years of experience in store operations, Greg’s WHS experience will be critical in his new position as we work to fully integrate the healthcare services offered by WHS into our store pharmacies," said Rein. "No one understands the managed care side of our business better than Greg."

    Taylor, 49, joined Walgreens in 1992 as manager of information systems after working as a consultant with Ernst & Young. He was promoted to director of infrastructure and architecture in 1995 and to divisional vice president and chief information officer in 1999. He was named a corporate vice president and CIO in 2000, senior vice president in 2002 and executive vice president in 2005. Taylor earned a B.S. in information science from Northeastern Illinois University in 1984.

    "In the past few years, Trent has been very involved in the development of WHS healthcare systems and knows this side of our business well," said Rein. "Through his responsibility for our data terminal repair and e-commerce departments, he has broadened his experience with our stores and customers."

    Crawford, 47, joined Walgreens as a pharmacy intern in 1983 and graduated that same year from pharmacy school at Texas Southern University in Houston. He managed stores in Houston before being named a district manager in 1989. After managing districts in the Chicago area and Seattle, he was promoted to a store operations vice president in 2000. In 2004, he was promoted to vice president of PBM services for WHS. Then in 2005, he was named a Walgreen Co. vice president and executive vice president for WHS. He oversees the division’s PBM, mail, call center and long-term care services.

    "I've admired Kermit’s ability to jump into WHS and quickly learn a new business," said Rein. "He's done an excellent job building the reputation of our PBM among clients, just as he built our stores’ reputation when he managed the new Seattle market in the mid 1990s."

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    Wong, 49, joined Walgreens in 1993 as manager of retail systems development. She was promoted to director of store systems in 1997; director of merchandise systems in 2000; divisional vice president of supply chain systems in 2002; and named to her current position in 2003. Wong earned both her bachelor’s and M.B.A. degrees in management information systems and accounting from the University of Wisconsin in 1980 and 1982, respectively. She’s also a certified public accountant (C.P.A.). Prior to joining Walgreens, Wong was a senior manager at Ernst & Young, working as a consultant at Walgreens since 1987.

    "Denise is very proactive with helping our stores and is one of the best people managers I know," said Rein. "She consistently brings out the best that her folks have to offer."

    Walgreen Co. is the nation’s largest drugstore chain with fiscal 2006 sales of $47.4 billion. The company operates 5,675 stores in 48 states and Puerto Rico, including 77 Happy Harry’s drugstores in Delaware and surrounding states. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Services, its managed care division, which includes Walgreens Health Initiatives Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc. and Walgreens Specialty Pharmacy.

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